UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Western Pennsylvania Adventure Capital Fund, LLC

(Name of Registrant as Specified in its Charter)

Not Applicable

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Western Pennsylvania Adventure Capital Fund, LLC

Scott Towne Center, Suite A-113

2101 Greentree Road

Pittsburgh, Pennsylvania 15220-1400

NOTICE OF ANNUAL MEETING OF MEMBERS

To Be Held On May 17, 2010

As a Member of Western Pennsylvania Adventure Capital Fund, LLC (the “Company”), you are invited to be present, or represented by proxy, at the Annual Meeting of Members to be held at the offices of Schnader Harrison Segal & Lewis LLP, Fifth Avenue Place, 120 Fifth Ave., Suite 2700, Pittsburgh, Pennsylvania 15222 on May 17, 2010 at 10:30 a.m., Pittsburgh time, and any adjournments thereof, for the following purposes:

1.	To elect G. Richard Patton, Alvin J. Catz, William F. Rooney and Philip J. Samson to the Management Committee of the Company for terms of one year or until the completion of the dissolution of the Company if sooner in the event of adoption of Proposal No. 2. See “Proposal No. 1—Election of Managers” in the Proxy Statement.

2.	To consider and act upon a proposal to liquidate and dissolve the Company. See “Proposal No. 2—Proposal To Liquidate And Dissolve The Company” in the Proxy Statement.

3.	To ratify the appointment of Goff Backa Alfera & Company, LLC, as the Company’s independent certified public accountants for the fiscal year ending December 31, 2009. See “Proposal No. 3—Selection of Auditors” in the Proxy Statement.

4.	To transact such other business as may properly be brought before the meeting or any adjournment thereof.

Members of record at the close of business on April 25, 2010 are entitled to vote at the Annual Meeting of Members and all adjournments thereof. Since Members holding over a majority of the outstanding Membership Interests in the Company must be represented at the meeting in order to constitute a quorum, all Members are urged either to attend the meeting or to be represented by proxy.

If you do not expect to attend the meeting in person, please sign, date and return the accompanying proxy in the enclosed reply envelope. Your vote is important regardless of the number of Membership Interests you own. If you later find that you can be present and you desire to vote in person or, for any other reason, desire to revoke your proxy, you may do so at any time before the voting.

By Order of the Management Committee

William F. Rooney

Secretary

Western Pennsylvania Adventure Capital Fund, LLC

Scott Towne Center, Suite A-113

2101 Greentree Road

Pittsburgh, Pennsylvania 15220-1400

ANNUAL MEETING OF MEMBERS

May 17, 2010

PROXY STATEMENT

This Proxy Statement and the Notice of Annual Meeting and form of proxy accompanying this Proxy Statement, which will be mailed on or about April 25, 2010, are furnished in connection with the solicitation by the Management Committee of Western Pennsylvania Adventure Capital Fund, LLC, a Pennsylvania limited liability company (the “Company”), of proxies to be voted at the Annual Meeting of Members to be held at the offices of Schnader Harrison Segal & Lewis LLP, Fifth Avenue Place, 120 Fifth Ave., Suite 2700, Pittsburgh, Pennsylvania 15222 on May 17, 2010 at 10:30 a.m., Pittsburgh time, and any adjournments thereof.

Holders of record of Membership Interests in the Company at the close of business on April 25, 2010 (the “record date”) will be entitled to one vote at the meeting or by proxy for each Membership Interest then held. On the record date, there were 4,222,870 Membership Interests in the Company outstanding. All Membership Interests represented by proxy will be voted in accordance with the instructions, if any, given in such proxy. A Member may abstain from voting or may withhold authority to vote for the nominees for the Management Committee by marking the appropriate box on the accompanying proxy, or may withhold authority to vote for an individual nominee by writing such nominee’s name in the appropriate place on the accompanying proxy card. Unless instructions to the contrary are given, each properly executed proxy will be voted to (i) elect G. Richard Patton, Alvin J. Catz, William F. Rooney and Philip J. Samson to the Management Committee of the Company, (ii) ratify the liquidation and dissolution of the Company, (iii) ratify the appointment of Goff Backa Alfera & Company, LLC, as the Company’s independent certified public accountants for the fiscal years ending December 31, 2009 and 2010, and, if necessary, 2011 and (iv) transact such other business as may properly be brought before the meeting or any adjournment thereof.

All proxies may be revoked and execution of the accompanying proxy will not affect a Member’s right to revoke it by giving written notice of revocation to the Company’s Secretary at any time before the proxy is voted or by the mailing of a later-dated proxy. Any Member attending the meeting in person may vote his or her Membership Interests even though he or she has executed and mailed a proxy. A majority of all of the issued and outstanding Membership Interests is required to be present in person or by proxy to constitute a quorum. Managers are elected by a plurality. The favorable vote of the holders of a majority of the Membership Interests represented in person or by proxy at the meeting is required to approve or adopt the other proposals presented to the meeting.

This Proxy Statement is being solicited by the Management Committee of the Company. The expense of making this solicitation is being paid by the Company and consists of the preparation, assembly and mailing of the Notice of Meeting, Proxy Statement and proxy, tabulation of the returns of proxies and charges and expenses of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to Members. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies by telephone, telegram, telecopy and electronic mail or in person without additional compensation therefore.

Upon request made in writing to Alvin J. Catz, Treasurer, Western Pennsylvania Adventure Capital Fund, LLC, Scott Towne Center, Suite A-113, 2101 Greentree Road, Pittsburgh, Pennsylvania 15220-1400, or by electronic mail to acatz@wpacf.com, the Company will provide to any Member, free of charge, copies of its most recent annual report on Form 10-K and quarterly report on Form 10-Q. In addition, these and other periodic reports filed by the Company with the Securities and Exchange Commission may also be accessed free of charge through the Commission’s web site at “http://www.sec.gov”.

Only one Proxy Statement is being delivered to multiple Members sharing an address unless the Company has received contrary instructions from one or more of the Members. Promptly following receipt of a written or oral request, the Company will furnish a separate copy of this Proxy Statement to a Member at a shared address to which a single copy was sent. Any Member who wishes to receive a separate copy of this Proxy Statement (or separate copies of future proxy statements and other reports) and any Members who are receiving multiple copies of proxy statements and other reports but wish to receive single copies, may notify the Company of their wishes by writing to Alvin J. Catz, Treasurer, Western Pennsylvania Adventure Capital Fund, LLC, Scott Towne Center, Suite A-113, 2101 Greentree Road, Pittsburgh, Pennsylvania 15220-1400, by electronic mail to acatz@wpacf.com or by calling the Company at (412) 279-1760.

PROPOSAL NO. 1—ELECTION OF MANAGERS

Election of Managers

The Company’s Operating Agreement provides that the Management Committee shall consist of one or more persons as fixed by the Management Committee. Four persons have been nominated to serve as Managers to hold office until the earlier of the next annual meeting or until the Company has been dissolved in the event of adoption of Proposal No. 2. It is intended that proxies in the form enclosed granted by the Members will be voted, unless otherwise directed, in favor of electing the following persons as Managers:

G. Richard Patton

Alvin J. Catz

William F. Rooney

Philip J. Samson

Unless you indicate to the contrary, the persons named in the accompanying proxy will vote it for the election of the nominees named above. If, for any reason, a nominee should be unable to serve as a Manager at the time of the meeting, which is not expected to occur, the persons designated as proxies may not vote for the election of any other person not named herein as a nominee for election to the Management Committee. See “Information Concerning Managers and Nominees.”

Recommendation

The Management Committee recommends a vote “FOR” the election of each of the nominees to serve as Managers. Proxies solicited by the Management Committee will be voted in favor of this proposal unless a contrary vote or authority withheld is specified.

INFORMATION CONCERNING MANAGERS AND NOMINEES

Managers and Nominees

Set forth below is information concerning each Manager and nominee for Manager of the Company, including his business experience during at least the past five years, his positions with the Company and certain directorships held by him. Each nominee is currently a Manager of the Company and has served as such since 2002 when the Company’s predecessor, Western Pennsylvania Adventure Capital Fund, a Pennsylvania corporation (the “Predecessor Corporation”), was merged with and into the Company, with the Company as the surviving entity. Each Manager also served as a director of the Predecessor Corporation from the time of its formation in 1996 until its merger into the Company in 2002. There are no family relationships among any of the Managers or nominees, nor, except as hereinafter described, are there any arrangements or understandings between any Manager and another person pursuant to which he was selected as a Manager or nominee. Each Manager is to hold office until the next annual meeting of the Members or until his successor has been elected and qualified.

Name	Age
G. Richard Patton	58
Alvin J. Catz	70
William F. Rooney	69
Philip J. Samson	53

G. Richard Patton

Dr. Patton served as a director of the Predecessor Corporation. Dr. Patton is an active consultant, with clients that include Fortune 500 firms, family-owned businesses, new ventures and research and industry associates in the United States, Europe and Asia. His consulting activities include executive development programs, strategy development, strategic planning systems design and development, competitive analysis, technology and market assessment and new venture analysis and start-up. He is active in the venture capital area and has been associated with or consulted concerning the founding, financing and start-up of several new technology-based companies. He also currently serves on the Management Committees of several companies.

Dr. Patton has been a faculty member of the University of Pittsburgh’s Joseph M. Katz Graduate School of Business since 1976 and is currently an Associate Professor. He teaches in the area of strategic management, planning and control systems and entrepreneurship and new venture management in graduate and executive programs. He also taught at Carnegie Mellon University’s Graduate School of Industrial Administration and at Chulalongkorn University’s Graduate Institute of Business Administration in Bangkok, Thailand. From 1978 to 1981, Dr. Patton was Vice President and Chief Administration Officer of the Mellon Institute in Pittsburgh and a senior staff member of the Energy Productivity Center in Washington, D.C.

In 1976, Dr. Patton was the recipient of the first General Electric Award for Outstanding Research in the field of strategic planning. He has also been elected Distinguished Professor by several of the University of Pittsburgh Executive M.B.A. classes. In 1995 and 1996, he was selected as a finalist in the Inc. Magazine Entrepreneur of the Year award program. His publication topics and research interests include strategy development, mergers and acquisitions, divestment, entrepreneurship, turn-around management and restructuring strategies.

During the past five years, Dr. Patton has held investments in privately placed companies, including companies engaged in such diverse businesses as software design, fiber optics, corrugated container manufacturing, copier distribution and medical device design and production. The total raised in these private placements from all investors has been in excess of $50 million.

Dr. Patton holds a Ph.D. in Strategic Management and an M.S. in Industrial Administration from the Krannert Graduate School of Management of Purdue University and a B.S. in Chemistry from the University of Michigan.

Alvin J. Catz

Mr. Catz is a principal with Catz Consulting Associates, Inc. The firm offers services in the areas of finance/accounting and computers/data processing. He is actively involved in assisting new ventures in all aspects of their early stage development including business plans, financing, organizational and other start-up related issues.

Mr. Catz has over 25 years of diversified business and financial experience including management consulting, serving as a financial officer of a Fortune 500 corporation and major certified public accounting firm management. Mr. Catz’s background offers an unusual combination of major mature company experience and dynamic smaller growth company experience. This experience includes over five years as Corporate Controller with H. J. Heinz Company in Pittsburgh, Pennsylvania. As Corporate Controller, he was responsible for internal and external accounting and financial reporting, accounting/internal control systems, financial policies and coordination of employee benefit plans.

Prior to joining Heinz in 1974, Mr. Catz served as Assistant Corporate Controller for KDI Corporation in Cincinnati, Ohio, a conglomerate with interests in defense, recreation, manufacturing and distribution. During his five year association with KDI, its annual revenues grew from $15 million to $135 million. His earlier experience includes serving as a Group Financial Manager with Cincinnati Milacron, a major machine tool manufacturer based in Cincinnati, Ohio. He began his business career with Peat, Marwick, Mitchell & Co., a major certified public accounting firm.

Mr. Catz has an M.B.A. in Advanced Business Economics from Xavier University and a Bachelor of Business Administration degree in Accounting from the University of Pittsburgh. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants. He is a regular lecturer in the University of Pittsburgh’s Graduate School of Business. In addition, he has taught Financial Management in the University of Pittsburgh’s Graduate School of Business Management Program for Entrepreneurs.

During the past five years, Mr. Catz has held investments in approximately 15 development stage companies in Western Pennsylvania. He has also assisted numerous development stage companies in their fund raising efforts, including assisting in the preparation of business plans and private placement memoranda.

William F. Rooney

Mr. Rooney is an early stage investor and former Vice President of Sales for Transline Communications Corporation, an international provider of voice and data services to the financial services industry between the U.S. and major financial service centers in Europe, a position he has held since 1995. Transline was acquired by Transaction Network Services, Inc., a NYSE Company, in January, 1999.

Mr. Rooney has over 30 years of experience in the telecommunications industry including senior management and operating positions. From 1964 to 1969, Mr. Rooney was a medical systems sales representative with Litton Automated Business Systems in Philadelphia, where he was a member of the 100% Crest Club four of his five years. From 1969 to 1982, Mr. Rooney held positions of increasing responsibility at Sprint, starting as a sales representative in New York City and culminating as Senior Vice President of Sales for United Information Services Division in Kansas City and President of Online Systems in Pittsburgh. From 1982 to 1986, Mr. Rooney was Vice President of Sales for American Robot Corporation in Pittsburgh, a venture-backed company that manufactured hardware and software products for computer integrated manufacturing. His responsibilities included establishing relationships with the automotive, aerospace and electronics industries, including customers such as General Motors, Motorola, Ford, Apple Computer, Storage Technology and E.I. Dupont. From 1986 to 1994, Mr. Rooney was Vice-President of Sales for Republic Telcom Systems Corporation, a telecommunications company specializing in multiplexer products (“Republic Telcom”). In this capacity, he assisted Republic Telcom in the start-up phase and helped to raise funding through venture capital firms. Republic Telcom was successfully acquired by Netrix Corporation in 1994.

Mr. Rooney holds a B.S. degree in Industrial Management from LaSalle University and an M.B.A. from Fordham University. Mr. Rooney is an active private investor and currently has investments in 17 early stage, high technology companies in various industries.

Philip J. Samson

Mr. Samson is an independent business consultant. His background includes several appointments within Mellon Bank. From 1981 to 1983, he worked for Mellon’s Economics Department where he completed advanced financial modeling assignments. In 1983, he joined Mellon’s Corporate Consulting Department where he managed a number of innovative projects including designing a corporate credit scoring system, an internal credit network, a retail bank strategy, and a profitability analysis and tactical plan for credit cards. Mr. Samson became Vice President of Mellon’s Credit Card Department in 1989. In this capacity, he was responsible for five portfolio purchases, as well as structuring offerings that secured various affinity contracts. He also initiated numerous profit improvement programs, including line increases, incentive pricing, cross selling and related matters. Mr. Samson left Mellon Bank in 1993.

In 1993 and 1994, Mr. Samson conceptualized, developed and implemented a 100% interest rebate credit card offered by a major financial institution. This innovative product has had a marked impact upon the credit card industry.

In 1985, Mr. Samson acted as an advisor to Peter Ueberroth (then Commissioner of Major League Baseball) to whom he contributed ideas that Mr. Ueberroth incorporated in his proposals to the baseball players and owners during the labor dispute in the summer of 1985. The Commissioner was credited with bringing a quick resolution to the dispute, with the baseball strike lasting only two days. In 1992 and 1993, Mr. Samson was extensively quoted in the financial and computer industry trade press, including a Fortune magazine article titled “Computers That Learn By Doing” for his work involving the financial application of neural networks.

Philip J. Samson holds an M.B.A. from Pennsylvania State University and a Bachelor of Science degree in Engineering from the University of Maryland.

Meetings of the Management Committee

In 2009, the Company’s Managers conducted 7 meetings. Each Manager, other than Douglas Schofield, who has since relocated out of the country, attended at least 75% of the meetings held during 2009.

Committees

The full Management Committee serves as the Portfolio Companies Valuation Committee and meets as a part of each regularly scheduled Management Committee meeting. In addition, the full Management Committee serves as the Audit Committee and meets with the external auditors at least once during the year. There is no standing nominating committee of the Management Committee. The Management Committee does not believe a nominating committee is necessary because the Company is no longer actively engaged in making investments and no one has recently expressed an interest in serving on the Management Committee. The Management Committee will consider nominations from Members. Any Member wishing to submit a nomination for consideration at the 2010 Annual Meeting of Members should do so by writing to Alvin J. Catz, Treasurer, Western Pennsylvania Adventure Capital Fund, LLC, Scott Towne Center, Suite A-113, 2101 Greentree Road, Pittsburgh, Pennsylvania 15220-1400 or by electronic mail to acatz@wpacf.com no later than May 7, 2010. None of the members of the Management Committee is considered to be an “interested person” as that term is defined under the Investment Company Act of 1940, as amended. All members of the Management Committee participate in the consideration of nominees and, under the circumstances, believe it is appropriate for the Company not to establish a separate nominating committee.

The Management Committee has determined that Alvin J. Catz is an “audit committee financial expert” and is “independent” as those terms are defined under the regulations of the Securities and Exchange Commission. See the description of Mr. Catz’s educational and business experience set forth above under the heading “Managers and Nominees.”

Communications with Members of the Management Committee

Members who wish to send communications to the Management Committee or to specific Managers are invited to do so in care of Alvin J. Catz, Western Pennsylvania Adventure Capital Fund, LLC, Scott Towne Center, Suite A-113, 2101 Greentree Road, Pittsburgh, Pennsylvania 15220-1400 or via electronic mail to acatz@wpacf.com.

Attendance at Annual Meetings

Although the Company does not have a formal policy concerning Managers’ attendance at Annual Meetings of Members, they are encouraged to do so. All five Managers attended last year’s Annual Meeting of Members.

PROPOSAL NO. 2—LIQUIDATE AND DISSOLVE THE COMPANY

Background

The Company has not actively been engaged in making investments since 2007. Furthermore, there is limited, if any, market for the Company’s exiting Portfolio securities. Nonetheless the Company is required to continue to comply with reporting and other operating requirements which continue to erode the Company’s remaining liquidity. It is anticipated that, if the Company continues to function in its current capacity, it will be rendered insolvent and have no ability to pay its current obligations within the next year.

The Company faces a number of persistent problems. The Company, with a Net Asset Value (the “NAV”) of approximately $942,444, is small compared to other similarly situated funds registered in the United States under the Investment Company Act of 1940, as amended (the “‘40 Act”). However, compliance with the requirements of the ‘40 Act forces the Company to incur significant costs, such as fees for lawyers and accountants and other advisers, which are disproportionate considering the size of the Company and its available capital. The combination of high fixed costs and small NAV has historically produced a high Total Expense Ratio (the “TER”), which is defined as total costs divided by NAV. The Company has also suffered historically from limited liquidity, which makes it difficult for investors to liquidate their Membership Interests in the Company in an efficient manner. For these and other reasons, the Management Committee believes that the Company cannot serve as an efficient investment vehicle under its current structure.

The Management Committee has carefully considered measures that would change the structure of the Company, but is unable to structure a plan that would resolve these ongoing issues.

In light of the foregoing considerations and other relevant factors, on January 10, 2010 the Management Committee unanimously (by those in attendance) adopted a resolution that declares that dissolution of the Company is advisable and, subject to the approval of the Plan of Liquidation and Dissolution (the “Plan”) by the Members, authorized the orderly liquidation and dissolution of the Company. The Management Committee, including all who are not “interested persons” of the Company (as that term is defined under the ‘40 Act), also adopted the Plan and directed that the Plan be submitted for consideration by the Company’s Members. A copy of the Plan is attached hereto as Exhibit A.

If (a) the Plan is approved by the requisite Member vote and (b) the Company’s Management Committee determines, in its sole discretion, that the Company has sufficient liquid assets to meet its existing and anticipated liabilities, the Company’s assets will be liquidated in accordance with law and on such terms and conditions as are determined to be reasonable and in the best interests of the Company and its Members in light of the circumstances in which they are sold, and the Company will file a Certificate of Dissolution with the Secretary of State of the Commonwealth of Pennsylvania. Members will receive their proportionate cash interest of the net distributable assets, if any, of the Company upon liquidation.

Under Pennsylvania law, pursuant to which the Company is formed, and pursuant to the Company’s Operating Agreement, the affirmative vote of the Members holding a majority of Membership Interests is needed to approve the dissolution and liquidation of the Company. For purposes of the vote on the Plan, abstentions will have the same effect as a vote against the Plan, but will be counted in determining the presence of a quorum. In the event that the Members holding a majority of Membership Interests do not vote in favor of the Plan, the Company will continue to exist as a registered investment company in accordance with its stated investment objective and policies. In the event that a quorum is not present, the Meeting may be adjourned, to be reconvened to consider the Plan, possibly after additional solicitations of proxies.

Notwithstanding the approval of this proposal by the Members holding a majority of Membership Interests of the Company, under relevant law, the Management Committee, in its sole discretion, must determine that the Company has sufficient liquid assets to meet its existing and anticipated liabilities prior to the liquidation of the Company’s assets. While it is expected that the Company will be able to identify all of its liabilities shortly after the Members approve this proposal, should any unanticipated liabilities arise, the Company is currently unable to estimate with precision the costs of resolving such liabilities and exactly when such liabilities would be resolved. Consequently, the amounts set forth under “Distribution Amounts” are for illustrative purposes only. If any such liabilities should arise, the Company will not liquidate until the Management Committee determines, in its sole discretion, that the Company has sufficient liquid assets to meet such liabilities.

Summary Of Plan Of Liquidation And Dissolution

The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Plan, which is attached hereto as Exhibit A. Members are urged to read the Plan in its entirety.

Effective Date of the Plan and Cessation of the Company’s Activities As An Investment Company.

The Plan will become effective only upon (a) the affirmative vote of the Members holding a majority of Membership Interests and (b) the finding by the Management Committee, in its sole discretion, that any and all possible claims pending against the Company, the Management Committee and each Manager have been resolved in a satisfactory manner (the “Effective Date”). Currently, the Management Committee is not aware of any such claims. Following the Effective Date, the Company (i) will attempt to convert all remaining portfolio securities of the Company (to the limited extent not already converted) to cash or cash equivalents, (ii) will not engage in any business activities except for the purpose of paying, satisfying, and discharging any existing debts and obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs and (iii) will dissolve in accordance with the Plan and will file a Certificate of Dissolution with the Secretary of State of the Commonwealth of Pennsylvania (see the Plan, Sections 1-2, 5 and 12). The Company will, nonetheless, seek to continue to meet the source of income, asset diversification and distribution requirements applicable to regulated investment companies under the Internal Revenue Code through the last day of its final taxable year ending on liquidation, although there are no assurances it will be able to do so.

Closing of Books and Restriction on Transfer of Shares.

The proportionate Membership Interests of Members in the assets of the Company will be fixed on the basis of their holdings on the Effective Date. On such date, the books of the Company will be closed. Thereafter, unless the books of the Company are reopened because the Plan cannot be carried into effect under the laws of the Commonwealth of Pennsylvania or otherwise, the Members’ respective Membership Interests in the Company’s assets will not be transferable by the negotiation of share certificates.

Liquidation Distributions

The distribution of the Company’s assets will be made as soon as the Management Committee has completed the sale of all of the remaining assets of the Company and will consist of cash from any assets remaining after payment of expenses, the proceeds of any sale of assets of the Company under the Plan and any other miscellaneous income of the Company.

Members holding certificates representing their Membership Interests in the Company should surrender the certificates to the Company in advance of any liquidating distributions in order to facilitate payments to them. All Members will receive information concerning the sources of the liquidating distribution. All monies not paid to Members due to non-surrender of certificates will reside in a non-interest bearing account and will eventually be forfeited to the Commonwealth of Pennsylvania.

Expenses of Liquidation and Dissolution

All of the expenses incurred by the Company in carrying out the Plan, including fees in respect of proxy solicitations related to the Member vote on this proposal, will be borne by the Company.

Continued Operation of the Company

The Plan provides that the Management Committee has the authority to authorize such non-material variations from or non-material amendments of the provisions of the Plan (other than the terms of the liquidating distributions) at any time without Member approval, if the Management Committee determines that such action would be advisable and in the best interests of the Company and its Members, as may be necessary or appropriate to effect the marshalling of Company assets and the dissolution, complete liquidation and termination of existence of the Company, and the distribution of its net assets to Members in accordance with the laws of the Commonwealth of Pennsylvania and the purposes to be accomplished by the Plan. In addition, the Management Committee may abandon the Plan, with Member approval, prior to the filing of a Certificate of Dissolution with the Secretary of State of the Commonwealth of Pennsylvania if the Management Committee determines that such abandonment would be advisable and in the best interests of the Company and its Members. However, it is the Management Committee’s current intention to liquidate and dissolve the Company as soon as practicable following the settlement of any possible claims pending against the Company, the Management Committee or any Manager. As noted above, the Management Committee is currently not aware of any such claims.

Distribution Amounts

The Company’s NAV on December 31, 2009 was $942,444. At such date, the Company had 4,222,870 Membership Interests outstanding. Accordingly, on December 31, 2009, the NAV per share of the Company was $0.22. The amounts to be distributed to Members of the Company upon liquidation will be reduced by the expenses incurred since December 31, 2009, any remaining expenses of the Company, the expenses of the Company in connection with the liquidation and portfolio transaction costs, as well as any costs incurred in resolving any claims that may arise against the Company. Liquidation expenses are estimated to be approximately $40,000 (or approximately $0.01 per share outstanding on April 25, 2010), including approximately $3,500 incurred over the past 60 days. Any increase in such costs will be funded from the cash assets of the Company and will reduce the amount available for distribution to Members.

General U.S. Tax Consequences

From the perspective of Members, the liquidation will be treated for U.S. tax purposes as a sale of interests in the Company. A Member that is subject to U.S. taxation will recognize gain or loss measured by the difference between the liquidation distributions received and the Member’s basis in their Membership Interest. The net amount of capital gain recognized by an individual Member in respect of Membership Interests held for more than one year generally will be subject to taxation at a reduced rate. If the Member has capital losses derived from the deemed sale of Membership Interests, or from other transactions, those losses must be applied to reduce capital gains, and to that extent may reduce amounts otherwise eligible for taxation at a reduced rate. Capital losses generally may not be applied to reduce ordinary income, subject to a limited exception applicable to individual Members.

Impact on the Plan on the Company’s Status Under The ‘40 Act

On the Effective Date, the Company will cease doing business as a registered investment company and, as soon as practicable, will apply for deregistration under the ‘40 Act. It is expected that the SEC, after the liquidation and distribution of the Company’s assets, will issue an order approving the deregistration of the Company if the Company is no longer doing business as an investment company. Accordingly, the Plan provides for the eventual cessation of the Company’s activities as an investment company and its deregistration under the ‘40 Act, and a vote in favor of the Plan will constitute a vote in favor of such a course of action (see the Plan, Sections 1-2, 9 and 11).

Until the Company’s deregistration as an investment company becomes effective, the Company, as a registered investment company, will continue to be subject to and will comply with the ‘40 Act.

Procedure for Dissolution Under Pennsylvania Law.

After the Effective Date, pursuant to the Pennsylvania Limited Liability Company Act and the Company’s Operating Agreement, if at least Members holding a majority of the Membership Interests vote for the proposed liquidation and dissolution of the Company, a Certificate of Dissolution stating that the dissolution has been authorized will in due course be executed, acknowledged and filed with the Secretary of State of the Commonwealth of Pennsylvania, and will become effective in accordance with such law. Upon the effective date of such Certificate of Dissolution, the Company will be legally dissolved, but thereafter the Company will continue to exist for the purpose of paying, satisfying, and discharging any existing debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs, but not for the purpose of continuing the business for which the Company was organized. The Management Committee will be the trustees of the Company’s assets for purposes of liquidation after the acceptance of the Certificate of Dissolution, unless and until a court appoints a receiver. The Management Committee will be vested in their capacity as trustees with full title to all the assets of the Company (see the Plan, Sections 2 and 12).

Appraisal Rights/Dissenters’ Rights

Members will not be entitled to appraisal rights or dissenters’ rights under Pennsylvania law in connection with the Plan (see the Plan, Section 14).

Voting Information

Approval of the Plan requires the affirmative vote of Members holding a majority of the Membership Interests entitled to vote thereon. Unless a contrary specification is made, the accompanying Proxy Card will be voted FOR approval of the Plan.

If the Proposal to Liquidate and Dissolve the Company is Not Approved

If the proposal to liquidate and dissolve the Company is not approved, the current members of the Management Committee intend to resign, in which event the Company will be unable to function without the appointment of a new Management Committee as there will be no one to manage the operations of the Company.

THE MANAGEMENT COMMITTEE OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO LIQUIDATE AND DISSOLVE THE COMPANY.

PROPOSAL NO. 3—SELECTION OF AUDITORS

The Proposal

The Management Committee appointed Goff Backa Alfera & Company, LLC, independent public accountants, to audit the financial statements of the Company for the fiscal years ending December 31, 2009, 2010, and, if necessary, 2011. This appointment is being presented to the Members for ratification. Goff Backa Alfera & Company, LLC audited the Company’s financial statements for the year ended December 31, 2008.

A representative of Goff Backa Alfera & Company, LLC is expected to attend the Annual Meeting of Members and will be afforded an opportunity to make a statement if he or she desires to do so. This representative is also expected to be available to respond to appropriate questions.

Audit Fees

Goff Backa Alfera & Company, LLC billed the Company an aggregate of $18,182 and $17,263, respectively, in fees for professional services rendered in connection with the audit of the Company’s financial statements for the years ended December 31, 2009 and December 31, 2008 and for the review of the financial statements included in each of the Company’s quarterly reports on Forms 10-Q during the years ended December 31, 2009 and December 31, 2008.

Audit-Related Fees

Goff Backa Alfera & Company, LLC did not bill the Company for any assurance and related services in connection with the audit or review of the Company’s financial statements for the years ended December 31, 2009 and December 31, 2008.

Tax Fees

Goff Backa Alfera & Company, LLC billed the Company an aggregate of $7,926 and $7,786, respectively, for tax compliance, tax advice and tax planning services during the years ended December 31, 2009 and December 31, 2008. Such services included federal and state tax return preparation and related tax research. Fees for tax services constituted 30% and 31% respectively, of the total fees Goff Backa Alfera & Company billed the Company for the years ended December 31, 2009 and December 31, 2008.

Financial Information Systems Design and Implementation Fees

Goff Backa Alfera & Company, LLC did not bill the Company for professional services rendered in connection with financial systems design or implementation, the operation of the Company’s information systems or the management of its local area network during the years ended December 31, 2008 and December 31, 2007.

All Other Fees

Goff Backa Alfera & Company, LLC did not bill the Company fees for any other services for the years ended December 21, 2009 and December 31, 2008.

Pre-Approval Policies and Procedures

Prior to the start of each fiscal year the Company requests its principal accountants to submit an engagement letter describing the work they intend to perform for the Company during the year and the anticipated charges for the audit and tax services to be rendered. The Management Committee reviews and approves the engagement letter prior to acceptance and the Members are asked to ratify the appointment of the accountants to audit the Company’s financial statements.

Recommendation

The Management Committee recommends that the Members vote “FOR” this proposal. Proxies solicited by the Management Committee will be voted in favor of this proposal unless a contrary vote or abstention is specified.

INFORMATION REGARDING EXECUTIVE OFFICERS

The following table sets forth certain information concerning each individual who currently serves as an executive officer or key employee of the Company. Executive officers are appointed by the Management Committee and serve at the pleasure of the Management Committee. There are no family relationships among the executive officers, nor are there any arrangements or understandings between any executive officer and another person pursuant to which he was selected as an officer except as may be hereinafter described. See “Information Concerning Managers and Nominees” for additional biographical information concerning the executive officers.

Name	Age	Title
G. Richard Patton	58	President and Chief Executive Officer
Alvin J. Catz	70	Chief Financial Officer and Treasurer
William F. Rooney	69	Secretary

COMPENSATION OF MANAGERS AND OFFICERS

Compensation

No officer received any remuneration for serving as an officer of the Company in 2009. Each Manager receives a monthly fee of $200. Set forth below is information concerning the compensation paid to Managers by the Company during 2009.

Name of Director	Aggregate Compensation from the Company
G. Richard Patton	$2,400
Alvin J. Catz	$2,400
Philip J. Samson	$2,400
William F. Rooney	$2,400
Douglas F. Schofield	$2,400

The Managers do not receive any pension or retirement benefits from the Company.

Compensation Committee Interlocks and Insider Participation

During 2009 and in 2010 through the date of this Proxy Statement, the four nominees served on the Company’s Management Committee. The Company does not have a standing Compensation Committee and believes one is unnecessary because the Company’s officers receive no compensation and the fees paid to Managers are nominal. There are no interlocking relationships, as defined in the regulations of the Securities and Exchange Commission, involving any of these individuals.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of the four members of the Management Committee, each of whom is considered to be “independent” (as that term is defined by the New York Stock Exchange). The Audit Committee does not operate according to a written charter. Since the Company’s securities are not traded on NASDAQ or a securities exchange, the Company has not adopted (nor is required to adopt) a written charter for its Audit Committee.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors of the Company are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee monitors and oversees these processes.

The Audit Committee did not meet with management to discuss the audited financial statements of the Company for the year ended December 31, 2009. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Company’s independent auditors also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with the independent auditors that firm’s independence. Based upon these discussions and the fact that non-audit related fees paid to the independent auditors by the Company were minimal; the Audit Committee determined that the provision of non-audit services by its independent auditors was compatible with maintaining the auditor’s independence.

Based upon the above discussions, the Management Committee concluded that it should make the audited consolidated financial statements for the year ended December 31, 2009 available to the Company’s Members. The Audit Committee did not make a separate recommendation to the Management Committee on this matter.

Audit Committee:

G. Richard Patton

Alvin J. Catz

William F. Rooney

Philip J. Samson

Douglas F. Schofield

PRINCIPAL MEMBERS

Securities Ownership of Certain Beneficial Owners and Management

The following table sets forth the number of shares and percentage of Membership Interests beneficially owned as of December 31, 2009 by (i) each person who is known by the Company to own beneficially more than 5% of the Membership Interests, (ii) each Manager and executive officer of the Company, and (iii) all Managers and executive officers of the Company as a group. Unless stated otherwise, each person so named exercises sole voting and investment power as to the Membership Interests so indicated. There were 4,222,870 Membership Interests issued and outstanding as of December 31, 2009. The Company has no other classes of equity authorized.

Name and Address of Beneficial Owner	Membership Interests	Percent
G. Richard Patton 2101 Greentree Road, Suite A-113 Pittsburgh, Pennsylvania 15220-1400	25,000	0.6%

William F. Rooney 2101 Greentree Road, Suite A-113 Pittsburgh, Pennsylvania 15220-1400	20,000	0.5%

Alvin J. Catz 2101 Greentree Road, Suite A-113 Pittsburgh, Pennsylvania 15220-1400	30,000	0.7%

Philip J. Samson 2101 Greentree Road, Suite A-113 Pittsburgh, Pennsylvania 15220-1400	30,000	0.7%

Douglas F. Schofield 2101 Greentree Road, Suite A-113 Pittsburgh, Pennsylvania 15220-1400	180,000	4.3%

PNC Venture Corp. Pittsburgh National Building 249 Fifth Avenue Pittsburgh, Pennsylvania 15222	333,330	7.9%

National City Venture Corp. (or their successor in interest) 1965 East Sixth Street Cleveland, Ohio 44114	333,300	7.9%

All executive officers and Managers, as a group, owned 285,000 Membership Interests or 6.7% of the total issued and outstanding Membership Interests as of December 31, 2009.

Dollar Range of Membership Interests

The dollar range of Membership Interests in the Company beneficially owned by each of the Managers as of December 31, 2009 was between $10,001 and $50,000.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Managers, certain of its officers and persons who own more than 10% of the Company’s Membership Interests to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such persons are required by the Commission’s regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, the Company believes that all Section 16(a) filing requirements applicable to persons who are officers or Managers of the Company or holders of 10% of the Company’s Membership Interests were complied with in 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None of the officers and Managers of the Company have had any direct or indirect material transactions involving the Company since January 1, 2008.

Certain of the Company’s Managers have co-invested, along with the Company, in the investments in portfolio companies that the Company has made as of September 30, 2009. Managers’ cash investments in portfolio companies in excess of $60,000 as of September 30, 2009 were: Douglas F. Schofield—Akustica, Inc., $97,018; G. Richard Patton—Akustica, Inc., $109,074; and Philip J. Samson—Akustica, Inc., $78,887.

INFORMATION REQUIRED IN INVESTMENT COMPANY PROXY STATEMENT

General Disclosure

The Company does not have an investment adviser and does not pay any investment advisory or management fees. Since January 1, 2000, the Predecessor Corporation’s Board of Directors and the Company’s Management Committee have been responsible for selecting its portfolio securities.

The Company is responsible for paying the following fees and expenses:

•	To each of its Managers, monthly fees of $200 in 2009 and $200 in 2010, which fees aggregated $12,000 in 2009 and $3,000 in 2010 through March 31.

•	To a consulting firm controlled by a Manager of the Company, fees for providing accounting services, which fees were $18,000 in 2009 and $4,500 in 2010 through March 31.

•	Audit and legal fees that were $31,483 in 2009 and $10,308 in 2010 through March 31.

•	Costs of due diligence and normal operating costs of the Company, which were $17,822 in 2009 and $4,186 in 2010 through March 31.

•	Costs of this solicitation, estimated to be $10,000 that will be charged to expense as incurred.

For the year ended December 31, 2009, the Company paid its officers $12,000 in Management Committee fees. For the year ended December 31, 2008 the Company paid its officers $12,000 in Management Committee fees. For the year ended December 31, 2009, the Company paid no Advisory Committee fees. No member of the Company’s Management Committee either served on an advisory board or received any advisory board fees.

The Company does not have a principal underwriter or administrator.

MEMBERS’ PROPOSALS

To be considered for inclusion in the Company’s Proxy Statement for the Annual Meeting of Members to be held in 2010, Member proposals must be sent to the Company (directed to the attention of the Company’s Secretary at Western Pennsylvania Adventure Capital Fund, LLC, Scott Towne Center, Suite A-113, 2101 Greentree Road, Pittsburgh, Pennsylvania 15220-1400) for receipt not later than May 7, 2010.

GENERAL AND OTHER MATTERS

Management knows of no matters, other than those referred to in this Proxy Statement, which will be presented at the meeting. However, if any other matters properly come before the meeting or any adjournment thereof, the persons named in the accompanying proxy will vote in accordance with their best judgment on such matters.

The Company will bear the expense of preparing, printing and mailing this Proxy Statement, as well as the cost of any required solicitation. In addition to the solicitation of proxies by use of the mails, the Company may use regular employees, without additional compensation, to request, by telephone or otherwise, attendance or proxies previously solicited.

By Order of the Management Committee

William F. Rooney

Secretary

Pittsburgh, Pennsylvania

April 25, 2010

Exhibit A

Plan of Liquidation and Dissolution

EXHIBIT A

WESTERN PENNSYLVANIA ADVENTURE CAPITAL FUND, LLC

PLAN OF LIQUIDATION AND DISSOLUTION

The following Plan of Liquidation and Dissolution (the “Plan”) of the Western Pennsylvania Adventure Capital Fund, LLC, a Pennsylvania limited liability company (the “Company”), which has operated as a closed-end, business development company registered under the Investment Company Act of 1940, as amended (the “‘40 Act”), is intended to accomplish the complete liquidation and dissolution of the Company in conformity with the provisions of the Company’s Operating Agreement and applicable law.

WHEREAS, the Company’s Management Committee (the “Management Committee”), at a meeting of the Management Committee held on January 10, 2010, deemed that in its judgment it is advisable to liquidate and dissolve the Company, adopted this Plan as the method of liquidating and dissolving the Company, and directed that this Plan be submitted to Members of the Company for approval.

NOW, THEREFORE, the liquidation and dissolution of the Company shall be carried out in the manner hereinafter set forth:

1. EFFECTIVE DATE OF PLAN. The Plan shall be and become effective only upon: (a) the adoption and approval of the Plan by the Members holding a majority of Membership Interests at a meeting of Members called for the purpose of voting upon the Plan; and (b) the finding by the Management Committee, in its sole discretion, that any and all possible claims pending against the Company, the Management Committee and any Manager have been resolved in a satisfactory manner. The later of the adoption and approval by the Members and such finding by the Management Committee is hereinafter called the “Effective Date.”

2. CESSATION OF BUSINESS. After the Effective Date of the Plan, the Company shall cease its business as a business development company and shall not engage in any business activities except for the purpose of paying, satisfying, and discharging any existing debts and obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs and will dissolve in accordance with the Plan.

3. RESTRICTION ON TRANSFER AND REDEMPTION OF MEMBERSHIP INTERESTS. The proportionate interests of Members in the assets of the Company shall be fixed on the basis of their respective Membership Interests at the close of business on the Effective Date. On the Effective Date, the books of the Company shall be closed. Thereafter, unless the books of the Company are reopened because the Plan cannot be carried into effect under the laws of the Commonwealth of Pennsylvania or otherwise, the Members’ respective interests in the Company’s assets shall not be transferable by the negotiation of Membership Interests.

4. NOTICE OF LIQUIDATION. As soon as practicable after the Effective Date, the Company shall mail notice to the Members that this Plan has been approved and that the Company will be liquidating its assets pursuant to the Plan. In addition, the Company shall mail notice of the approval of the Plan to the extent such notice is required under the Pennsylvania Limited Liability Company Act (the “Act”).

5. LIQUIDATION OF ASSETS. As soon as is reasonable and practicable after the Effective Date of the Plan, or as soon thereafter as practicable depending on market conditions and consistent with the terms of the Plan, all portfolio securities of the Company not already converted to U.S. cash or U.S. cash equivalents shall be converted to U.S. cash or U.S. cash equivalents.

6. PAYMENTS OF DEBTS. As soon as practicable after the Effective Date of the Plan, the Company shall determine and shall pay, or set aside in U.S. cash or U.S. cash equivalents, the amount of all known or reasonably ascertainable liabilities of the Company incurred or expected to be incurred prior to the date of the liquidating distribution provided for in Section 7, below.

7. LIQUIDATING DISTRIBUTION. As soon as is reasonable and practicable after the Effective Date of the Plan, the Company’s assets are expected to be distributed in complete cancellation of all the outstanding Membership Interests of the Company. The distribution of the Company’s assets is expected to consist of cash representing substantially all the assets of the Company, less an amount necessary to discharge any unpaid liabilities and obligations of the Company on the Company’s books. Members receiving checks representing a liquidating distribution from the Company are urged to deposit the same soon after receipt thereof as the Company will not delay liquidation and winding-up solely for the purpose of waiting for such checks to be deposited. All Members will receive information concerning the sources of the liquidating distribution.

8. EXPENSES OF THE LIQUIDATION AND DISSOLUTION. The Company shall bear all of the expenses incurred by it in carrying out this Plan including, without limitation, all printing, mailing, legal, proxy solicitation, accounting, and custodian fees, and the expenses of any reports to, or meeting(s) of Members, regardless of whether the liquidation contemplated by this Plan is effected.

9. POWER OF THE MANAGEMENT COMMITTEE; IMPLEMENTATION OF THE PLAN. The Management Committee and, subject to the direction of the Management Committee, the Company’s managers and duly designated individual(s), shall have authority to do or authorize any or all acts and things as provided for in the Plan and any and all such further acts and things as they may consider necessary or desirable to carry out the purposes of the Plan, including, without limitation, the execution and filing of all certificates, documents, information returns, tax returns, forms, and other papers which may be necessary or appropriate to implement the Plan or which may be required by the provisions of the ‘40 Act, the Act or any other applicable law. The death, resignation or other disability of any member of the Management Committee of the Company shall not impair the authority of the surviving or remaining members of the Management Committee to exercise any of the powers provided for in the Plan.

10. AMENDMENT OR ABANDONMENT OF PLAN. The Management Committee shall have the authority to authorize such non-material variations from or non-material amendments of the provisions of the Plan (other than the terms of the liquidating distribution) at any time without Member approval, if the Management Committee determines that such action would be advisable and in the best interests of the Company and its Members, as may be necessary or appropriate to effect the marshalling of the Company’s assets and the dissolution, complete liquidation and termination of existence of the Company, and the distribution of its net assets to Members in accordance with the laws of the Commonwealth of Pennsylvania and the purposes to be accomplished by the Plan. If any variation or amendment appears necessary and, in the judgment of the Management Committee, will materially and adversely affect the interests of the Members, such variation or amendment will be submitted to the Members for approval. In addition, the Management Committee may abandon this Plan, with Member approval, prior to the filing of the Certificate of Dissolution with the Secretary of State of the Commonwealth of Pennsylvania if it determines that abandonment would be advisable and in the best interests of the Company and its Members.

11. DEREGISTRATION UNDER THE ‘40 ACT. The Company shall, as soon as practicable after the distribution of substantially all of the Company’s assets to its Members and it having effected, or being in the process of effecting, a winding-up of its affairs, prepare and file a Form N-54C with the U.S. Securities and Exchange Commission (the “SEC”) in order to deregister the Company under the ‘40 Act. The Company shall also file, if required, a final Form N-SAR (a semi-annual report) or other required reports with the SEC.

12. CERTIFICATE OF DISSOLUTION. Consistent with the provisions of the Plan, the Company shall be dissolved in accordance with applicable law and the Company’s Operating Agreement. As soon as practicable after the Effective Date and pursuant to the Act, the Company shall prepare and file a Certificate of Dissolution with and for acceptance by the Secretary of State of the Commonwealth of Pennsylvania. After the effectiveness of the Certificate of Dissolution:

(a)	The Management Committee shall be the trustees of assets for purposes of liquidation unless and until a court appoints a receiver. The Management Committee will be vested in their capacity as trustees with full title to all the assets of the Company;

(b)	The Management Committee shall: (i) collect and distribute any remaining assets of the Company, applying them to the payment, satisfaction and discharge of existing debts and obligations of the Company, including necessary expenses of liquidation; and (ii) distribute the remaining assets among the Members on a pro rata basis based upon their respective Membership Interests; and

(c)	The Management Committee may: (i) carry out any contracts of the Company; (ii) sell all or any part of the assets of the Company at public or private sale; (iii) sue or be sued in their own names as trustees or in the name of the Company; and (iv) do all other acts consistent with law and the Operating Agreement of the Company necessary or proper to liquidate the Company and wind up its affairs.

13. POWER OF THE MANAGEMENT COMMITTEE. Implementation of this Plan shall be under the direction of the Management Committee, who shall have full authority to carry out the provisions of this Plan or such other actions as they deem appropriate without further Member action.

14. APPRAISAL RIGHTS. Pursuant to the Company’s Operating Agreement, Members will not be entitled to appraisal rights or dissenters’ rights in connection with the Plan.

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WESTERN PENNSYLVANIA ADVENTURE CAPITAL FUND, LLC

PROXY

The undersigned hereby appoints G. Richard Patton and Alvin J. Catz as proxies, each with the power to appoint his substitute, to vote all of the Membership Interests of Western Pennsylvania Adventure Capital Fund, LLC, a Pennsylvania limited liability company (the “Company”), held of record by the undersigned on the record date, April 17, 2010, at the Annual Meeting of Members to be held on May 17, 2010, or any adjournment thereof, as directed and, in their discretion, on all other matters which may properly come before the meeting. This Proxy is solicited by the Management Committee, which recommends that you vote FOR all three (3) proposals.

1.        Election of Managers: G. Richard Patton, Alvin J. Catz, William F. Rooney, and Philip J. Samson have been nominated.

FOR	WITHHELD	Withheld for the following (write the name(s) in the space below):	ABSTAIN

☐	☐		☐

2.        Approve the liquidation and dissolution of the Company, and the Plan of Liquidation and Dissolution.

FOR	AGAINST	ABSTAIN

☐	☐	☐

3.        Ratify the appointment of Goff Backa Alfera & Company, LLC as the Company’s independent auditors.

FOR	AGAINST	ABSTAIN

☐	☐	☐

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD

PROMPTLY USING THE ENCLOSED ENVELOPE.

Dated: , 2010
Signature

Dated: , 2010
Signature if held jointly

Please sign exactly as name appears hereon. Joint owners should both sign. When signing as attorney, executor, administrator, trustee, guardian, officer or partner please give full title as such.